Exhibit 99

                            Greater Community Bancorp
           55 Union Blvd., P.O. Box 269, Totowa, New Jersey 07511-0269
                       (973) 942-1111 Fax: (973) 942-9816

                              FOR IMMEDIATE RELEASE
                                                        CONTACT: George E. Irwin
                                                                       President
                                                                   SYMBOL:  GFLS

     Totowa, New Jersey, January 16, 2002 - Greater Community Bancorp reported consolidated net income of $6.1 million for 2001, an increase of 26% from $4.8 million in 2000. For the fourth quarter net income was $2.1 million compared to $1.4 million the corresponding period of 2000, an increase of 44%. Diluted earnings per share were $.88 for the year ended 2001 compared to $.71 for the year ended 2000, an increase of 24%. Diluted earnings were $.29 for the fourth quarter of 2001 and $.21 for the final quarter of 2000. All per share results have been adjusted to reflect the 5% stock dividend paid on July 31, 2001. Cash earnings, exclusive of goodwill amortization, per diluted share were $.99 and $.32 for the year ended 2001 and fourth quarter of 2001, respectively, compared to $.83 and $.24 in the same periods of 2000. The diluted earnings per share results were positively impacted by gains realized on the sale of investment securities which accounted for $.04 for the year ended 2001 and $.03 for the fourth quarter of 2001. For 2000 similar security gains accounted for $.01 for both the year-end and the last quarter. During 2001 the company provided $885,000 for loan losses compared to $1.0 million in 2000. For the fourth quarters of 2001 and 2000 the provisions were $249,000 and $262,000, respectively.

     Assets at Greater Community Bancorp grew to $660.8 million at December 31, 2001 compared to $607.3 million at December 31, 2000. Deposits grew to $484.6 million from $465.2 million a year ago.

     Greater Community, a holding company, has three bank subsidiaries, Great Falls Bank, Bergen Commercial Bank and Rock Community Bank. In addition it is the parent company of Greater Community Financial, LLC, a full service securities broker-dealer and Highland Capital Corp., an equipment leasing company.